UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

June 20, 2017

Date of Report (Date of earliest event reported)

EXPERIENCE ART AND DESIGN, INC.

(Exact name of registrant as specified in its charter)

Nevada	333-174155	81-1082861
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

7260 W. Azure Drive, Suite 140-952, Las Vegas, NV	89130
(Address of principal executive offices)	(Zip Code)

702-347-8521

Registrant’s telephone number, including area code

N/A

 (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 7.01  Regulation FD Disclosure

Experience Art and Design Inc. – Press Release

BDCI – Operating subsidiary has annualized revenues of over $2.4 million

LAS VEGAS, NV June 20, 2017 / Experience Art & Design, Inc. (OTC: EXAD) and Bahamas Development Corp. (OTC: BDCI) have agreed to merge the operating subsidiary of BDCI into EXAD.

The transaction will be completed via a Triangular Reverse Merger once the audit in completed on the financials of the subsidiary.  BDCI will offer its shareholders the opportunity to voluntary exchange their shares of BDCI for shares of EXAD.

The current officers and Board members of BDCI, Eugene Caiazzo and Gary Brown will assume the same positions in EXAD, all current officers and Board members of EXAD shall resign.

BDCI has an operating subsidiary in the Performance Wear Sector generating $2.4 million on an annualized run rate.  BDCI recently purchased the assets of Native Outfitters with revenues of $1 million annually and is in the process of completing its purchase of the assets of Incite Brands with revenues of $1.4 annually.

About Native Outfitters (www.NativeOutfitters.com)

Native™.  - Native Outfitters already has established distribution channels in the U.S. and Caribbean, as well as excellent supply chain relationships. Target sectors for Native performance apparel include the U.S. Government, Outdoor Retailers, Specialty Retailers, and many of the World’s Leading Resorts. Clients include, but are not limited to, NASA, Ron Jon, Ritz-Carlton, Marriott, The Breakers, and many other leading international hotel chains and resorts as well as an extensive list of “Exclusive Clients”.

The Native team currently services several hundred accounts; initiatives are underway to greatly expand this list. The current facility in West Palm Beach, FL has an in-house art department, and the ability to process, print, and ship over 1,300 shirts per week.

Native has an exclusive agreement with its vendor for a proprietary blend Anti-Snag SPF50+ Sun Protection fabric that automatically renews every three years.  Anti-Snag sun shirts are most popular for outdoor enthusiasts who enjoy boating fishing, and other outdoor sports. Native offers other complementary lines including camp shirts, short sleeve shirts, and a line of shorts.

BDCI’s subsidiary has obtained a loan and credit line from a major retail banking lender to fund the acquisition of Native Outfitters. The acquisition, including initial working capital, has been personally guaranteed by BDCI's President and will not result in any dilution or toxic debt to the Company.

About Incite Performance Wear (www.IncitePerformanceWear.com)

BDCI has not completed the final closing on the assets of Incite Brands and does not intend to until the new quarter.

The IPW manufacturing assets will be integrated into BDCI’s Apparel Brands and Manufacturing operations, including its recently acquired Native Outfitters Performance Apparel Company.

The IPW acquisition allows BDCI to capitalize on significant synergies through the alignment of production operations in Incite’s manufacturing facilities. The optimization of manufacturing capacity provides strong infrastructure to support the Company’s growth. The acquisition enables BDCI to achieve enhanced purchasing leverage of raw materials and consolidation of its labor force, which greatly reduces manufacturing costs.

During and after the integration of IPW, Incite Brands will continue to support BDCI with Sales and Marketing support.

IPW is a full package cut and sew with dye sublimation printing company, that manufactures custom private-branded 100% moisture wicking polyester performance wear shirts with UPF 40 Sun Protection. The Company’s manufacturing process is very unique and unlike most apparel companies its shirts are ‘Made in the USA’. What makes the company different from others, is the way that it manufactures their performance shirts. Incite sources fabric in from its supplier mills, cuts it to size and dye sublimate prints the individual pieces of the shirt before the shirt is sewn together. This enables the company to deliver very high quality, seamless, ‘Made in the USA’ performance shirts that are competitively priced. IPW manufactures both private label and branded performance apparel for many industries that include: Fishing, Marine, Agricultural, Hospitality, Team Sports, Outdoor Activewear, Military and many Non-Profit Organizations and Charities.

For additional information about this release please contact:

Investor Relations:
702-347-8521

EXAD.Director@Gmail.com

Forward-Looking Statements

This news release contains “forward-looking statements” as that term is defined in Section 27(a) of the United States Securities Act of 1933, as amended and Section 21(e) of the Securities Exchange Act of 1934, as amended. Statements in this press release which are not purely historical are forward-looking statements and include any statements regarding beliefs, plans, expectations or intentions regarding the future. Such forward-looking statements include, among other things, estimates of services and equipment markets, release of corporate apps, growth of platform, target markets, product releases, product demand and, business strategy. Actual results could differ from those projected in any forward-looking statements due to numerous factors. Such factors include, among others, the inherent uncertainties associated with new projects and development stage companies. These forward-looking statements are made as of the date of this news release, and we assume no obligation to update the forward-looking statements, or to update the reasons why actual results could differ from those projected in the forward-looking statements. Although we believe that any beliefs, plans, expectations and intentions contained in this press release are reasonable, there can be no assurance that any such beliefs, plans, expectations or intentions will prove to be accurate. Investors should consult all of the information set forth herein and should also consider that any investment in securities is at risk.

Details of the Company's business, finances, appointments and agreements can be found as part of the Company's continuous public disclosure as a reporting issuer under the Securities Exchange Act of 1934 filed with the Securities and Exchange Commission's EDGAR database.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EXPERIENCE ART AND DESIGN, INC.

DATE: June 20, 2017	/s/Matthew Dwyer
Matthew Dwyer
Chief Executive Officer